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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of
1935 or
               Section 30(f) of the Investment Company Act of 1940


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1. Name and Address of Reporting Person

Myers                     J.                      Kent
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   (Last)               (First)                 (Middle)

Vail Resorts, Inc., P.O. Box 7
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                                    (Street)

Vail                      CO                   81658
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   (City)               (State)                 (Zip)


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2. Date of Event Requiring Statement (Month/Day/Year)


               2/3/97
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Issuer Name and Ticker or Trading Symbol

Vail Resorts, Inc. ("MTN")
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5 Relationship of Reporting Person to Issuer
   (Check all applicable)

   [   ]   Director                             [   ]   10% Owner
   [ X ]   Officer (give title below)           [   ]   Other
(specify below)


      Senior Vice President of Vail Associates

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6. If Amendment, Date of Original (Month/Year)


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             Table I -- Non-Derivative Securities Beneficially
Owned
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

                                                                 3.
Ownership Form:
                                      2. Amount of Securities
 Direct (D) or
1. Title of Security                     Beneficially Owned
 Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)
 (Instr. 5)            (Instr.5)
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

Common Stock                                   0

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Class A Common Stock                           0
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                           (Print or Type Responses)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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

                                     5. Owner-
                                                    3. Title and
Amount of Securities                      ship
                                                       Underlying
Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)
                                        Derivative
                            and Expiration Date
---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)
        Amount           sion or        Direct      7. Nature of
                         ----------------------
        or               Exercise       (D) or         Indirect
                         Date       Expira-
        Number           Price of       Indirect       Beneficial
1. Title of Security     Exer-      tion
        of               Derivative     (I)            Ownership
   (Instr. 4)            cisable    Date            Title
        Shares           Security       (Instr.5)      (Instr. 5)
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

Option to Purchase       10/1/93    10/1/02         Common Stock
         35,992        $6.85          D
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Option to Purchase                                  Class A Common
Stock        0
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Option to Purchase       10/1/94    10/1/02         Common Stock
         35,992        $6.85          D
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Option to Purchase       10/1/95    10/1/02         Common Stock
         35,992        $6.85          D
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Option to Purchase       10/1/96    10/1/02         Common Stock
         35,992        $6.85          D
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Option to Purchase       10/1/97    10/1/02         Common Stock
         35,992        $6.85          D
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
Explanation of Responses:



/s/ J. Kent Myers
2/10/97
---------------------------------------------
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      **Signature of Reporting Person
Date

**   Intentional misstatements or omissions of facts constitute
Federal Criminal
     Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
       If space provided is insufficient. See Instruction 6 for procedure.